ASSET PURCHASE AGREEMENT

by and between

Vascular Solutions, Inc.

and

Escalon Vascular IP Holdings, Inc.

April 30, 2010

TABLE OF CONTENTS

EXHIBIT LIST

Exhibit A Exhibit B Exhibit C Exhibit D	Assignment and Assumption Agreement Certificate of Officer of Seller Certificate of Officer of Buyer Assignment of Intellectual Property

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of April 30, 2010, is made and entered into by and among Vascular Solutions, Inc., a Minnesota corporation (“Buyer”) and Escalon Vascular IP Holdings, Inc., a Delaware corporation (“Seller”), a subsidiary of Escalon Medical Corp., a Pennsylvania corporation (“Parent”).

WHEREAS, Seller is the owner of certain intellectual property related to a line of ultrasound-guided assisted vascular access products (the “Business”).

WHEREAS, Seller desires to sell and assign to Buyer, and Buyer desires to purchase and assume from Seller, all of the intellectual property related to the Business, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties, and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Article I

PURCHASE OF ASSETS; ASSUMPTION OF LIABILITIES

1.01 Transfer of Assets. On the terms and conditions set forth in this Agreement, Seller shall, at the applicable Closing (as defined in Section 3.01 hereof), sell, transfer and assign to Buyer, free and clear of all liens and encumbrances, and Buyer shall purchase and acquire from Seller, all of right, title and interest in and to certain of the assets of the Business, as listed on Schedule 1.01 (the “Assets”), including:

(a) All intellectual property owned by Seller relating to the Business, all of which is listed and designated in Schedule 1.01(a), including:

(i) all patents and patent applications and patentable subject matter, whether or not the subject of an application, relating to the Business, including without limitation patent #5,259,385 and patent application #20060106315, and all rights Seller may have to institute or maintain any action or investigation for and to recover damages for any infringement thereof or any actions of unfair competition relating thereto;

(ii) all trademarks, service marks, trade names, trade dress and other designators of origin, registered or unregistered, and registrations and applications for registration thereof, relating to the Business, including without limitation registration #2327005 and #2568826, and all rights Seller may have to institute or maintain any action or investigation for and to recover damages for any infringement thereof or any actions of unfair competition relating thereto;

(iii) all goodwill associated with and symbolized by the name or names identified in subsection (ii) above, all related intangibles relating to the Intellectual Property and all rights to continue to use the Assets, and all rights Seller may have to institute or maintain any action to protect the same and recover damages for misappropriation or misuse thereof;

(iv) all internet domain names, uniform resource locators, and registrations and applications for registration thereof, relating to the Business, as listed on Schedule 1.01(a) and all rights Seller may have to institute or maintain any action to protect the same and recover damages for misappropriation or misuse thereof;

(v) all trade secrets, know-how, and confidential information relating to the Business, computer programs and software (in source code and object code formats) and related data and documentation, copyrightable subject matter, or protectable designs, registered or unregistered, and registrations and applications for registration thereof, and all rights Seller may have to institute or maintain any action to protect the same and recover damages for infringement, misappropriation or misuse thereof;

(vi) all other intellectual and industrial property rights of every kind and nature and however designated, whether arising by operation of law, contract, license, or otherwise, relating to the Business, and all rights Seller may have to institute or maintain any action to protect the same and recover damages for infringement, misappropriation or misuse thereof;

(vii) all documents or other tangible materials embodying or relating to: (x) the intellectual property described in (i) through (vi) (including trade secrets, know-how, data, access rights, data links, concepts, specifications, documentation, working notes, technical writings, reports, correspondence, photographs, pictorial reproductions, drawings and other graphic representations and all copyright therein;

((i) through (vii) collectively, the “Intellectual Property”)

(b) All of Seller’s rights to data and records relating to the Business, including data and records relating to clinical trials, patient case files, case report forms, case summaries and government submissions and correspondence, all of which are summarily described and listed in Schedule 1.01(b);

(c) All permits, licenses, certificates and governmental authorizations and approvals from any federal, state or local entity or authority exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government (each, a “Governmental Entity”) relating to the Business, including all reports, documents, claims, permits and notices required to be filed with, maintained for or furnished to the FDA by the Business or any person that manufactures, develops, packages, processes, labels, tests or distributes Medical Devices pursuant to a development, distribution, commercialization, manufacturing, supply, testing or other arrangement with the Business (collectively, the “Permits”) held by Seller, and all pending applications for or renewals of the foregoing, all of which are listed in Schedule 1.01(c), to the extent that they are assignable;

(d) regulatory data, clinical data and other technical information, including, without limitation, any design history files and any data bases incorporating any such data and information, related to products of the Business (“Regulatory Data”); and

(e) All of Seller’s claims against third parties related to the Assets, whether choate or inchoate, known or unknown, contingent or noncontingent.

The parties hereto expressly agree that Buyer is not assuming any of the liabilities, obligations or undertakings relating to the foregoing Assets, except for those liabilities and obligations specifically assumed by Buyer in Section 1.03.

1.02 Excluded Assets. Other than the Assets specified in Section 1.01, all other Seller assets shall be retained by Seller and remain the property of Seller following the Closing, and shall not be sold, transferred or assigned to Buyer in connection with the purchase of the Assets (collectively, the “Excluded Assets”).

1.03 Assumption of Liabilities. Buyer shall assume, pay, perform in accordance with their terms or otherwise satisfy, as of the Closing Date and on the terms and subject to the conditions set forth in this Agreement, only those liabilities of Seller to the extent such liabilities arise out of or relate to the Business or the Assets after the Closing Date (the “Assumed Liabilities”).

1.04 Excluded Liabilities. Other than the Assumed Liabilities, Seller shall retain, and Buyer shall not assume, and nothing contained in this Agreement shall be construed as an assumption by Buyer of, any Liabilities, employees or undertakings of Seller of any nature whatsoever, including, without limitation, all accounts payable, litigation, debt and Taxes (as defined in Section 4.10) relating to the Assets that are attributable to periods prior to or on the Closing Date (the “Excluded Liabilities”). For purpose of this Agreement, “Liability” means any liability or obligation, whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted.

ARTICLE II
PURCHASE PRICE

2.01 Amount. The purchase price (the “Purchase Price”) for the Assets shall be equal to $5,000,000 (the “Closing Payment”), plus the value of the Assumed Liabilities to be assumed by Buyer pursuant to Section 1.03.

2.02 Allocation of Purchase Price. Prior to the Closing Date, Buyer and Seller shall prepare and attempt in good faith to agree upon a preliminary allocation of the Purchase Price and any Assumed Liabilities thereto as amounts recognized for Tax purposes among the Assets. Within 90 days after the Closing Date, Buyer and Seller shall finalize and agree upon such final allocation of the Purchase Price (and all other capitalized costs) among the Assets in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury regulations thereunder (and any similar provision of state, local or foreign law, as appropriate), which allocation shall be binding upon Buyer and Seller. Such allocation will be set forth on Exhibit 2.02 hereto, which shall be incorporated by reference in, and become a part of, this Agreement. Buyer and Seller will timely and properly prepare, execute, file and deliver all such documents, forms and other information as the other party may reasonably request to prepare such allocation. After the Closing, the parties will make consistent use of the allocation specified in Exhibit 2.03 for all Tax purposes and in all filings, declarations and reports with the IRS or other Tax authorities in respect thereof, including the reports required to be filed under Section 1060 of the Code unless otherwise required by law. In any proceeding related to the determination of any Tax, neither Buyer nor Seller shall contest or represent that such allocation was not a correct allocation. Any indemnification payment pursuant to Article X shall be allocated in a manner consistent with Exhibit 2.02.

Article III

CLOSING

3.01 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at such place as is mutually agreeable to Buyer and Seller, at 3:00 p.m. Central Daylight Time on April 30, 2010 or on such other date as is mutually agreeable to Buyer and Seller after all of the conditions to the parties’ obligations set forth in Article VIII hereof have been satisfied (or waived by the party entitled to the benefit of such conditions). The date on which the Closing occurs is referred to herein as the “Closing Date,” and the Closing shall be deemed effective as of the close of business on the Closing Date. At the Closing, Seller shall sell, transfer and assign to Buyer, free and clear of all liens and encumbrances, and Buyer shall purchase and acquire from Seller, all right, title and interest in and to the Assets.3.02 General Procedure. At the Closing, each party shall deliver to the party entitled to receipt thereof the documents required to be delivered pursuant to Article VIII hereof and such other documents, instruments and materials (or complete and accurate copies thereof, where appropriate) as may be reasonably required to effectuate the intent and provisions of this Agreement, and all such documents, instruments and materials shall be satisfactory in form and substance to counsel for the receiving party. The conveyance, transfer, assignment and delivery of the Assets shall be effected by Seller’s execution and delivery to Buyer of such instruments of conveyance, transfer, assignment and delivery as Buyer shall reasonably request to cause Seller to transfer, convey, assign and deliver the Assets to Buyer. The assignment and assumption of the Assumed Liabilities to Buyer shall be effected by Seller’s and Buyer’s execution of an assignment and assumption agreement substantially in the form attached hereto as Exhibit A (the “Assignment and Assumption Agreement”).

Article IV

REPRESENTATIONS AND WARRANTIES OF SELLER

For purposes of this Article IV, references to Seller’s “Knowledge” or similar qualifiers, shall mean the knowledge of the officers of Seller, each having made diligent inquiry with respect to the matter referenced. Seller hereby represents and warrants to Buyer that, except as set forth in the Disclosure Schedule delivered by Seller to Buyer on the date hereof (the “Seller Disclosure Schedule”) (which Seller Disclosure Schedule sets forth the exceptions to the representations and warranties contained in this Article IV under captions referencing the Sections to which such exceptions apply):

4.01 Incorporation; Power and Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority and all authorizations, licenses, permits and certifications necessary to carry on its business as now being conducted and to own, lease and use the Assets. Seller has all necessary power and authority to execute, deliver and perform this Agreement and each of the Related Agreements, to consummate the transactions and perform its obligations contemplated by this Agreement and each of the Related Agreements. Seller is duly qualified to do business as a foreign corporation in each jurisdiction in which the nature of its business or its ownership of property requires it to be so qualified. Seller is in full compliance with its organizational documents.

4.02 Execution, Delivery; Valid and Binding Agreement. The execution, delivery and performance of this Agreement and the other documents and agreements contemplated by this Agreement (collectively, the “Related Agreements”) by Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate authority, and no other corporate authority is necessary to authorize the execution, delivery and performance of this Agreement and the Related Agreements. This Agreement and the Related Agreements have been duly executed and delivered by Seller and, assuming that this Agreement and the Related Agreements are the valid and binding agreements of Buyer, constitute valid and binding obligations of Seller, enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

4.03 No Breach. The execution, delivery and performance of this Agreement and the Related Agreements by Seller and the consummation of the transactions contemplated hereby and thereby do not conflict with or result in any breach of any of the provisions of, or constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge, or encumbrance upon any of the Assets or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the organizational documents of Seller or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Seller or the Assets are bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which Seller or the Assets are subject.

4.04 Governmental Authorities; Consents. Except as set forth on Schedule 4.04, Seller is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any governmental or regulatory authority is required to be obtained by Seller in connection with its execution, delivery and performance of this Agreement.

4.05 Financial Statements. The unaudited balance sheet as of March 31, 2010 of the Business (the “Latest Balance Sheet”) and the unaudited statements of income and cash flows of the Business for the 9-month period then ended (such statements and the Latest Balance Sheet, the “Latest Financial Statements”) and the unaudited balance sheet, as of June 30, 2009 (the “Last Fiscal Year End”) and for the each of the prior fiscal year ends, of the Business and the unaudited statements of income and cash flows of the Business for each of the 3 years ended on the Last Fiscal Year End (collectively, the “Annual Financial Statements”) are based upon the books and records of Seller, have been prepared in accordance with GAAP consistently applied during the periods indicated and present fairly the financial position, results of operations and cash flows of the Business at the respective dates and for the respective periods indicated.

4.06 Absence of Undisclosed Liabilities. With respect to the Assets, Seller has no Liabilities or contractual obligations (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring, except as disclosed in Section 4.06 of the Seller Disclosure Schedule.

4.07 No Material Adverse Changes. Since December 31, 2009, there has been no change in the Assets that would have a Material Adverse Effect. For the purposes of this Agreement, “Material Adverse Effect” shall mean any one or more events, conditions, circumstances or conditions which result in, or may reasonably be expected to result in, individually or in the aggregate, a material adverse effect on the operations, affairs, financial condition, properties or prospects of the Assets or the Business.

4.08 Title to Assets. Seller owns good and marketable title to the Assets, free and clear of all liens and encumbrances. To the extent such documents exist, Seller has delivered or made available to Buyer copies of the title, bills of sale, or other instruments by which Seller acquired such Assets. Upon execution and delivery by Seller of the instruments of conveyance including the Bill of Sale, Buyer will become the true and lawful owner of, and will receive good and marketable title to, the Assets, free and clear of all liens and encumbrances.

4.09 Books and Records. The books of account of the Business are complete and correct and have been maintained in accordance with sound business practices. Each transaction of the Business is properly and accurately recorded on the books and records of the Business, and each document upon which entries in the books and records of the Business are based is complete and accurate in all respects.

4.10 Tax Matters.

(a) There are no liens for Taxes upon any of the Assets. No proceedings have been commenced by any federal, state, local or foreign agency to create any liens for Taxes upon any of the Assets. For purposes of this Agreement, “Taxes” means all taxes, charges, fees, levies, or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property, or other taxes, customs duties, fees, assessments, or charges of any kind whatsoever, including, without limitation, all interest and penalties thereon, and additions to tax or additional amounts imposed by any taxing authority, domestic or foreign, upon the Business. Seller has timely and properly paid (or has had paid on its behalf) all Taxes with respect to the Business that were due and payable on or before the date hereof.

(b) No deficiency for any Taxes has been proposed, asserted or assessed against the Business that has not been resolved and paid in full. No waiver, extension or comparable consent given by the Business regarding the application of the statute of limitations with respect to any Taxes or any Tax return is outstanding, nor is any request for any such waiver or consent pending.

(c) To the Seller’s Knowledge, Seller does not expect or anticipate the assessment of any additional Taxes on the Assets and is not aware of any unresolved questions, claims or disputes concerning the Liability for Taxes of the Business. There is no written dispute or claim, and to Seller’s Knowledge, any other dispute or claim, concerning any Tax Liability of the Business.

4.11 Intellectual Property Rights.

(a) Schedule 1.01(a) describes all of the Intellectual Property owned by, licensed to or otherwise controlled by Seller in connection with the Assets, or used in, developed for use in, or necessary for, the Business, and identifies each license, agreement, or other permission which Seller has granted to any third party with respect to any of the Intellectual Property. Seller has delivered to Buyer correct and complete copies of all service marks, trade names, trade dress and other designators of origin, registrations and applications for internet domain names and uniform resource locators, copyright registrations and applications, licenses, sublicenses, agreements, and permissions (as amended to date) relating to the Intellectual Property related to the Assets.

(b) Seller owns or has the exclusive right to use pursuant to license, sublicense, agreement or permission all of the Intellectual Property.

(i) With respect to each item of the Intellectual Property which Seller owns, Seller solely possesses all right, title and interest in and to the item, free and clear of any lien or encumbrance. Seller is the official and sole owner of record of all registered Intellectual Property. No owned Intellectual Property has been infringed by any person or entity. Seller owns all of the Intellectual Property developed by its current and former employees and independent contractors during the period of their employment or within the scope of their contracting or consulting relationship, as the case may be, with Seller and no such person has any claim with respect to any of the Intellectual Property. All owned Intellectual Property is valid and enforceable, and no person or entity has asserted that any owned Intellectual Property is invalid or not enforceable.

(ii) All registrations relating to the Intellectual Property are in full force and effect, and all actions required to keep such registrations pending or in effect or to provide full available protection of registered Intellectual Property or the Intellectual Property for which a registration is pending, including payment of filing, examination, annuity, and maintenance fess and filing of renewals, statements of use or working, affidavits of incontestability and other similar actions, have been taken, and no such Intellectual Property is the subject of any interference, opposition, cancellation, nullity, re-examination or other proceeding placing in question the validity or scope of such rights. All products covered by registered Intellectual Property and all usages of registered Intellectual Property have been marked with the appropriate patent, trademark, or other marking required or desirable to maximize available damage awards.

(iii) Each item of the Intellectual Property owned immediately prior to the Closing hereunder will be owned by Buyer on the same terms and conditions immediately subsequent to the Closing. Seller has taken commercially reasonable actions to maintain and protect each item of the Intellectual Property that it owns or uses.

(c) Seller has not taken action, or failed to take an action, that might have the effect of estopping or otherwise limiting its right to enforce owned Intellectual Property against any person.

(d) With respect to the Assets or the Business or any component of any of the Assets or the Business, Seller has not infringed, misappropriated or otherwise violated any intellectual property right (including, but not limited to, patent, copyright, trademark, service mark, trade names, trade dress, trade secret, or know-how right) of any third-party, and Seller has not received any notice of any infringement, misappropriation or violation by Seller of any such intellectual property right of any third-party. No infringement, misappropriation or violation of any intellectual property right of a third-party has occurred or will occur with respect to the Assets or the Business or any component of any of the Assets or the Business.

4.12 Litigation. No Litigation is pending, including product liability claims, or, to the knowledge of Seller, threatened against the Business, at law or in equity, and there is no reasonable basis known to Seller for any of the foregoing. The Business is not subject to any outstanding governmental order. Seller has not received any opinion or legal advice to the effect that Seller is exposed from a legal standpoint to any Liability or disadvantage which may be material to the Assets. For purposes of this Agreement, “Litigation” means any suit, charge, complaint, claim, action, grievance, arbitration, mediation, investigation, proceeding or litigation (whether civil, criminal, administrative or investigative).

4.13 Regulatory Compliance.

(a) Seller has no Knowledge of any actual or threatened enforcement action or investigation by any Governmental Entity that has jurisdiction over the operations of the Business. Seller does not have any Knowledge or reason to believe that any Governmental Entity is considering such action. The operation of the Business of Seller is, and at all times has been, in material compliance with all applicable laws and Permits of the Business. Seller’s sole business operations are the holding and licensing of intellectual property. Seller is not engaged in the manufacture, import, export, development, testing, processing, packaging, labeling, storing, marketing, sales or distribution of medical devices or other products.

(b) All material Permits required to be filed with, maintained for or furnished to any Governmental Entity by the Business have been so filed, maintained or furnished by Seller. All such reports, documents, claims and notices were complete and accurate in all material respects on the date filed or furnished (or were corrected in or supplemented by a subsequent filing), such that no liability exists with respect to such filing, and remain complete and accurate.

(c) Seller has not received any correspondence or notice from any Governmental Entity alleging or asserting noncompliance with any applicable laws or Permits and Seller has no Knowledge or reason to believe that any Governmental Entity is considering such action.

(d) No Permit issued to the Business by any Governmental Entity has been limited, suspended, modified or revoked and Seller has no Knowledge or reason to believe that any Governmental Entity is considering such action.

(e) Seller and/or Parent is/are the sole and exclusive owner of all Permits Seller has not previously sold or transferred in any manner, in whole or in part, directly or indirectly, any of the Permits necessary to operate the Business. Seller will transfer all such Permits to Buyer at Closing.

(f) Seller has made available to Buyer copies of any written complaints received from any person asserting that the Business has violated any applicable law. As of the date hereof, (i) the Business has no reporting obligations pursuant to any settlement agreement entered into with any Governmental Entity, and (ii) within the past six years, Seller has not been served with or received any written search warrant, subpoena, civil investigative demand or contact letter from any Governmental Entity pertaining to the Business.

(g) To Seller’s Knowledge, neither Seller, nor any officer, employee or agent of Seller, nor any other person acting on their behalf, has directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the Business (or assist the Business in connection with any actual or proposed transaction) in violation of any applicable law.

4.14 Insurance.

(a) Seller and/or Parent has at all times maintained insurance relating to the Business and covering all forms of insurance customarily obtained by businesses in the same industry. Such insurance (i) is in full force and effect and (ii) provides adequate insurance coverage for the activities of the Business. Section 4.17 of the Seller Disclosure Schedule lists each policy of insurance in effect.

(b) Section 4.14 of the Seller Disclosure Schedule lists by year for the current policy year and each of the two preceding policy years a summary of the loss experience of the Business under each policy involving any claim in excess of $50,000, setting forth (i) the name of the claimant, (ii) a description of the policy by insurer, type of insurance and period of coverage and (iii) the amount and a brief description of the claim.

4.15 Compliance with laws; Permits.

(a) Seller and its officers, directors, shareholders, agents and employees have complied with all applicable laws, regulations, governmental orders, and other requirements relating to the Assets and the Assumed Liabilities, and to which Seller may be subject, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to product labeling and consumer products safety, and no claims have been filed against Seller alleging a violation of any such laws, regulations or other requirements and Seller has not received any notice asserting that it is not so in compliance. Seller is not relying on any exemption from or deferral of any law, regulation, governmental order, other requirement, or governmental authorization that would not be available to Buyer after the applicable Closing.

(b) Seller and/or Parent has, in full force and effect, all Permits. A true, correct and complete list of all the Permits is set forth in Schedule 1.01(c), with an indication as to whether each Permit is assignable to Buyer. Seller has conducted the business relating to the Business in compliance with the terms and conditions of the Permits. Seller will transfer all Permits to Buyer at Closing.

4.16 Brokerage. Except for the commission payable by Seller to Gravitas Healthcare Partners, LLC, no third party shall be entitled to receive any brokerage commissions, finder’s fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller.

4.17 Availability of Documents. Seller has delivered to Buyer correct and complete copies of the items referred to in the Seller Disclosure Schedule or in this Agreement (and in the case of any items not in written form, a written description thereof).

4.18 Solvency.

(a) Seller is not insolvent and will not be rendered insolvent by any of the transactions contemplated by this Agreement. As used in this Section 4.23, “insolvent” means that the sum of the debts and other probable liabilities of Seller exceeds the present fair saleable value of its assets.

(b) Immediately after giving effect to the consummation of the transactions contemplated by this Agreement, (i) Seller will be able to pay its liabilities as they become due in the usual course of its business; (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business; (iii) Seller will have assets (calculated at fair market value) that exceed its liabilities; (iv) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller; and (v) the cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

4.19 Disclosure. Neither this Agreement, the Related Agreements, the Exhibits hereto, any of the documents delivered by or on behalf of Seller pursuant to Article VIII hereof, nor the Seller Disclosure Schedule (collectively, the “Seller Documents”), taken as a whole, contain any untrue statement of a material fact regarding the Assets or the Assumed Liabilities or any of the other matters dealt with in this Article IV relating to Seller or the transactions contemplated by this Agreement. Seller Documents, taken as a whole, do not omit any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading, and there is no fact relating to the Assets or Assumed Liabilities which has not been disclosed to Buyer of which any shareholder, officer or manager of Seller is aware which would have a Material Adverse Effect.

Article V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that:

5.01 Incorporation and Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota, with the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

5.02 Execution, Delivery; Valid and Binding Agreement. The execution, delivery and performance of this Agreement and the Related Agreements by Buyer and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement and the Related Agreements. This Agreement and the Related Agreements have been duly executed and delivered by Buyer and, assuming that this Agreement and the Related Agreements are the valid and binding agreements of Seller, constitute the valid and binding obligations of Buyer, enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.         .

5.03 Authority, No Breach. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and each of the Related Agreements and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Related Agreements by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or encumbrance upon any assets of Buyer, or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the Certificate of Incorporation or Bylaws of Buyer or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Buyer or its assets are bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which Buyer or its assets is subject.

5.04 Governmental Authorities; Consents. Buyer is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any governmental or regulatory authority or any other party, person, or entity is required to be obtained by Buyer in connection with its execution, delivery and performance of this Agreement or the transactions contemplated hereby.

5.05 Brokerage. No third party shall be entitled to receive any brokerage commissions, finder’s fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

Article VI

COVENANTS OF SELLER

6.01 Consents, Approvals, Filings. As promptly as practicable after the execution of this Agreement, Seller agrees that it shall diligently and in good faith assist Buyer, using commercially reasonable efforts, in obtaining all consents, approvals, filings and submissions required from any third parties, regulatory or judicial bodies, or under any laws or regulations applicable to the Assets for the consummation of the transactions contemplated hereby. Seller will coordinate and cooperate with Buyer in exchanging such information, will not make any such filing without providing to Buyer a final copy thereof for its review and consent at least two full business days in advance of the proposed filing and will provide such reasonable assistance as Buyer may request in connection with all of the foregoing.

6.02 Tax Matters. All Taxes imposed in connection with the transfer and sale of the Assets shall be borne by Seller, provided that Buyer shall be responsible for any use taxes in connection with its use of the Assets after the Closing.

6.03 Protection of Trade Secrets, Know-How and Other Confidential Information. Except as permitted or directed by Buyer, Seller shall not, and shall use its best efforts to cause Seller’s employees and affiliates to not, divulge, furnish or make accessible to anyone or use in any way any confidential or proprietary knowledge or information relating to the Business or the Assets, whether developed by Seller or by others, concerning any trade secrets, confidential or secret designs, processes, formulae, products or future products, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect for any of the Assets, any confidential or secret development or research work relating to the Assets, any clinical research, data, or information, or any other confidential information or secret aspects of the Assets. Seller acknowledges that the above-described knowledge or information constitutes a unique and valuable asset of the Assets, and that any disclosure or other use of such knowledge or information by Seller would be wrongful and would cause irreparable harm to Buyer. Seller will refrain from any acts or omissions that would reduce the value of such knowledge or information to Buyer.

6.04 Noncompetition.

(a) For three (3) years after the Closing Date (the “Restricted Period”), Seller shall not and shall cause Seller’s affiliates not to, directly or indirectly, engage in, and shall use its best efforts to ensure that none of its officers, employees or directors directly or indirectly engage in, any Competitive Business (as defined below), whether in existence now or at any time in the future, in any manner or capacity (e.g., as an advisor, principal, agent, partner, officer, director, stockholder, consultant, member of any association or otherwise). A “Competitive Business” shall mean any business or venture that researches, designs, develops, creates, markets, distributes, or licenses or sells accessories, devices, systems, software, products, or services that compete, directly or indirectly, with the Business.

(b) Seller will not, directly or indirectly, assist or encourage any other person or entity in carrying out, directly or indirectly, any activity that would be prohibited by the above provisions of Sections 6.04 or 6.05 if such activity were carried out by Seller, either directly or indirectly. In particular, Seller agrees that it will not, directly or indirectly, induce any employee of Seller or Buyer to carry out, directly or indirectly, any such activity.

(c) Seller agrees that the restrictions and agreements contained in Sections 6.05 or 6.06 are reasonable and necessary to protect the legitimate interests of Buyer and that any violation of Sections 6.04 or 6.05 will cause substantial and irreparable harm to Buyer that would not be quantifiable and for which no adequate remedy would exist at law and accordingly injunctive relief shall be available for any violation of Sections 6.04 or 6.05.

(d) If the duration or extent of business activities covered by Sections 6.04 or 6.05 are in excess of what is valid and enforceable under applicable law, then such provisions shall be construed to cover only the greatest duration or activities that are valid and enforceable. Seller acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law. The parties intend these provisions to be deemed to be a series of separate covenants, one for each and every state of the United States of America, and each and every political subdivision of each and every country outside the United States of America where these provisions is intended to be in effect.

(e) Ownership, as a passive investment, in the aggregate of less than 1% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded on any nationally recognized over-the-counter market shall not constitute a breach of Section 6.04(a).

6.05 Agreement Not to Solicit. Excepting Roger Edens, during the Restricted Period, Seller shall not (i) directly or indirectly attempt to hire away any then-current employee of Buyer or any of its affiliates or to persuade any such employee to leave employment with Buyer or any of its affiliates or (ii) directly or indirectly solicit, divert, or take away, or attempt to solicit, divert or take away, the business of any person with whom Buyer or the Business has established or is actively seeking to establish a business or customer relationship.

6.06 Cooperation and Exchange of Information.

(a) Buyer shall have the right for a period of seven years following the Closing Date to have reasonable access to review such books, records and accounts, including financial and tax information, correspondence, production records, and other records of Seller relating to the Assets and Assumed Liabilities for the limited purposes of complying with its obligations under applicable laws and regulations, including financial reporting obligations, in all cases to the extent such books, records and accounts have not been destroyed in accordance with Seller’s document retention policy. Except in accordance with Seller’s document retention policy, Seller shall not destroy any such books, records or accounts retained by it without first providing Buyer with the opportunity to obtain or copy such books, records, or accounts. For a period of seven years following the Closing Date, Seller shall provide Buyer with such cooperation and information as Buyer reasonably may request of Seller pursuant to this Section 6.06, including but not limited to making its employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder.

(b) Promptly upon request by Buyer made at any time during the seven-year period following the Closing Date, Seller shall authorize the release to Buyer of all files pertaining to the Assets or Assumed Liabilities held by any federal, state, county or local authorities, agencies or instrumentalities.

(c) Seller shall provide Buyer with such cooperation and information as Buyer reasonably may request of Seller in order for Buyer to prepare financial statements to comply with financial reporting obligations at any time at or after the Closing.

6.07 Insurance Coverage. From and after the Closing Date and for five years thereafter, Seller shall have and maintain in effect, at Seller’s sole cost, the following insurance relating to Seller’s past operation of the Business: Commercial General Liability Insurance and Products Liability Insurance for each occurrence of bodily injury and property damage, in an amount of not less than $5,000,000.00 for each such policy.

ARTICLE VII

COVENANTS OF BUYER

7.01 Regulatory Filings. As promptly as practicable after the execution of this Agreement, Buyer shall make or cause to be made all filings and submissions under any laws or regulations applicable to Buyer for the consummation of the transactions contemplated herein. Buyer will coordinate and cooperate with Seller in exchanging such information, will not make any such filing without providing to Seller a final copy thereof for its review and consent at least two full business days in advance of the proposed filing and will provide such reasonable assistance as Seller may request in connection with all of the foregoing.

Article VIII

CONDITIONS TO CLOSING

8.01 Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

(a) The representations and warranties set forth in Article IV hereof shall be true and correct at and as of the Closing Date, except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true and correct on and as of such date;

(b) Seller shall have performed all of the covenants and agreements required to be performed and complied with by it in all material respects under this Agreement prior to the Closing Date;

(c) The parties shall have obtained, or applied for, each consent and approval necessary as listed on Schedule 8.01(c), at no cost to Buyer, in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of the Assets pursuant to the provisions of, the Assigned Contract, agreement, arrangement or undertaking of or affecting Seller or any license, franchise or permit of or affecting Seller;

(d) All governmental filings, authorizations and approvals set forth on Schedule 8.01(c) will have been duly made, applied for or waived;

(e) Buyer will have received evidence satisfactory to it that there is not threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to invalidate or render unenforceable any material provision of this Agreement or the Related Agreements or (iii) otherwise relating to and materially adversely affecting the transactions contemplated hereby;

(f) There shall be no fact or circumstance existing as of the date of this Agreement which has not been disclosed to Buyer regarding the Assets or the Assumed Liabilities, which is, individually or in the aggregate with other such facts and circumstances, materially adverse to the value of the Assets, as determined by Buyer in its reasonable discretion;

(g) The transactions contemplated by this Agreement and the Related Agreements will have been approved by Buyer’s Board of Directors;

(h) Buyer shall have all releases as necessary to release all liens, claims, encumbrances and security interests in the Assets, except for security interests and other liens relating to liabilities to be assumed by Buyer pursuant to Section 1.03; and

(i) Seller shall have delivered to Buyer all of the following with respect to the Assets:

(i) a copy of the Assignment and Assumption Agreement, including, but not limited to, assignment of the Permits, executed by Seller;

(ii) a certificate of an appropriate officer of Seller substantially in the form set forth in Exhibit B hereto, dated the Closing Date, (i) stating that the conditions precedent set forth in subsections (a) and (b) above have been satisfied; (ii) setting forth and certifying the text of the resolutions adopted by the board of directors of Seller authorizing the execution, delivery, and performance of this Agreement and the Related Agreements; and (iii) setting forth and certifying the text of the resolutions adopted by the shareholders of Seller approving the sale of the Assets;

(iii) copies of the third party and governmental consents and approvals referred to in subsections (c) and (d) above;

(iv) assignment, in the form(s) set forth in Exhibit D, of the Assets that are Intellectual Property, duly executed by Seller, together with other agreements, instruments, certificates and other documents necessary or appropriate, in the opinion of Buyer’s counsel, to assign all of Seller’s rights and interests in and to the Intellectual Property to Buyer;

(v) a guarantee, satisfactory to Buyer in its sole discretion, executed by Parent; and

(vi) such other certificates, documents and instruments as Buyer reasonably requests related to the transactions contemplated hereby.

8.02 Conditions to Seller’s Obligations. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

(a) The representations and warranties set forth in Article V hereof shall be true and correct at and as of the Closing, except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true and correct on and as of such date;

(b) Buyer shall have performed all of the covenants and agreements required to be performed by it under this Agreement in all material respects prior to the Closing;

(c) All governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby shall have been duly made, applied for or waived; and

(d) Buyer shall have delivered to Seller all of the following:

(i) a wire transfer or bank draft in immediately available funds of the Closing Payment;

(ii) a copy of the Assignment and Assumption Agreement, executed by Buyer;

(iii) a certificate of an appropriate officer of Buyer substantially in the form set forth as Exhibit C hereto, dated the Closing Date, stating that the conditions precedent set forth in subsections (a) and (b) above have been satisfied and setting forth and certifying the text of the resolutions adopted by the board of directors of Buyer authorizing the execution, delivery, and performance of this Agreement; and

(iv) such other certificates, documents and instruments as Seller or its counsel may reasonably request related to the transactions contemplated hereby.

Article IX

SURVIVAL; INDEMNIFICATION

9.01 Reliance and Survival of Representations and Warranties. Notwithstanding any investigation made by or on behalf of the parties hereto or the results of any such investigation, and notwithstanding the participation of the parties in each Closing, each party shall be deemed to have relied on the representations, warranties and covenants of the other parties, and the representations and warranties contained in Article IV and Article V, and the indemnification obligations of Buyer and Seller with respect thereto, shall survive each Closing for a period of 24 months, except for (a) the representations and warranties contained in Section 4.11 (Intellectual Property Rights) and 4.13 (Regulatory Compliance) which shall survive the Closing Date for a period of five years after the Closing Date, (b) the representations and warranties contained in Sections 4.01 (Incorporation; Power and Authority), 4.02 (Execution, Delivery; Valid and Binding Agreement), 4.08 (Title to Assets), 4.16 (Brokerage) and 5.05 (Brokerage) which shall survive indefinitely and (c) the representations and warranties contained in Section 4.14 which shall survive for a period of 4 months after the Closing Date. Notwithstanding the foregoing, any representation or warranty, and the indemnification obligations with respect thereto, that would otherwise terminate in accordance with this Section 9.01 shall continue to survive, if notice of a claim shall have been timely given under Section 9.04 on or prior to such termination date, until such claim has been satisfied or otherwise resolved as provided in this Article IX.

9.02 Indemnification by Seller. Subject to the limitations of Sections 9.01 and 9.05, Seller shall indemnify in full, defend and hold harmless Buyer, its respective officers, directors, employees, agents and shareholders (collectively, the “Buyer Indemnified Parties”) against any loss, Liability, deficiency, damage, expense or cost (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), whether or not involving a third-party Claim (as defined in Section 9.04(a)) prior to the expiration of the indemnification obligation of Seller hereunder, which the Buyer Indemnified Parties may suffer, sustain or become subject to, as a result of any of the following:

(a) any breach of or inaccuracy in any of the representations and warranties of Seller contained in the Seller Documents or in any certificate delivered by or on behalf of Seller pursuant to this Agreement;

(b) any breach of, or failure to perform, any agreement or covenant of Seller contained in any of the Seller Documents;

(c) any Claim or threatened Claim against Buyer Indemnified Parties that arises in connection with the actions or inactions of Seller with respect to the Assets or Assumed Liabilities prior to the Closing Date;

(d) any Claim or threatened Claim against the Buyer Indemnified Parties for infringement, misuse, misappropriation, or relating to the ownership of any intellectual property rights, including, but not limited to, patent, copyright, trademark, service mark, trade names, trade dress, trade secret, or know-how rights, relating to any of the Assets or the Business or any component of the Assets or the Business;

(e) any former or present employees, officers and/or managers of, consultants to, or independent contractors to, Seller holding any rights in or to the Intellectual Property;

(f) any product liability Claims relating to the Assets and/or sales of and Business or component thereof prior to the Closing; or

(g) any Excluded Liability.

9.03 Indemnification by Buyer. Subject to the limitations of Sections 9.01 and 9.05, Buyer agrees to indemnify in full, defend and hold harmless Seller, its respective officers, managers, employees, agents and shareholders (collectively, the “Seller Indemnified Parties”) against any Losses, whether or not involving a third-party Claim incurred prior to the expiration of the indemnification obligations of Buyer hereunder, which Seller may suffer, sustain or become subject to as a result of any of the following:

(a) any breach of or inaccuracy in any of the representations and warranties of Buyer contained in the Buyer Documents or in any certificate delivered by or on behalf of Buyer pursuant to this Agreement;

(b) any breach of, or failure to perform, any agreement or covenant of Buyer contained in the Buyer Documents; or

(c) except to the extent that Seller agrees to indemnify Buyer under Section 9.02, any Claim or threatened Claim against any Seller Indemnified Party that arises solely in connection with the actions or inactions of Buyer with respect to the Assets or Assumed Liabilities after the Closing Date.

9.04 Method of Asserting Claims. As used herein, an “Indemnified Party” shall refer to a Buyer Indemnified Party or Seller Indemnified Party, as applicable, and the “Indemnifying Party” shall refer to the party or parties hereto obligated to indemnify such Indemnified Party.

(a) In the event that any of the Indemnified Parties is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party for the Liability or the costs or expenses of which are Losses (any such third party action or proceeding being referred to as a “Claim”), then such Indemnified Party shall give the Indemnifying Party prompt notice thereof. The failure to give such notice shall not affect any Indemnified Party’s ability to seek reimbursement unless such failure has materially and adversely affected the Indemnifying Party’s ability to defend successfully a Claim. The Indemnifying Party shall be entitled to contest and defend such Claim; provided, that the Indemnifying Party (i) has a reasonable basis for concluding that such defense may be successful and (ii) diligently contests and defends such Claim. Notice of the intention so to contest and defend shall be given by the Indemnifying Party to the Indemnified Party within fifteen (15) business days after the Indemnified Party’s notice of such Claim (but, in any event, at least five (5) business days prior to the date that an answer to such Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys employed by the Indemnifying Party. If the Indemnifying Party fails to give such notice or assume such defense, then the Indemnified Party shall be entitled to undertake such defense and its reasonable costs and expenses (including, without limitation, attorney fees and expenses) shall be included in the Loss to be indemnified by the Indemnifying Party. If the Indemnifying Party elects to contest and defend a Claim, the Indemnified Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss unless the Indemnified Party reasonably determines that the Indemnifying Party is not adequately representing or, because of a conflict of interest, may not adequately represent, any interests of the Indemnified Parties, and only to the extent that such expenses are reasonable), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Indemnified Party elects to participate in such defense, the Indemnified Party will cooperate with the Indemnifying Party in the conduct of such defense. Neither the Indemnified Party nor the Indemnifying Party may concede, settle or compromise any Claim without the consent of the other party, which consents will not be unreasonably withheld or delayed. Notwithstanding the foregoing, if (i) a Claim seeks equitable relief or (ii) the subject matter of a Claim relates to the ongoing business of any of the Indemnified Parties, which Claim, if decided against any of the Indemnified Parties, would materially adversely affect the ongoing business or reputation of any of the Indemnified Parties, then, in each such case, the Indemnified Parties alone shall be entitled to contest, defend and settle such Claim in the first instance and, if the Indemnified Parties do not contest, defend or settle such Claim, the Indemnifying Party shall then have the right to contest and defend (but not settle) such Claim.

(b) In the event any Indemnified Party should have a claim for indemnification against any Indemnifying Party (whether such claim does not involve a Claim or involves a settled or resolved Claim which the Indemnifying Party has not defended for any reason, or a Claim from which an Indemnified Party has suffered Losses by reason of the Indemnifying Party’s failure to adequately represent a Indemnified Party’s interests or otherwise to indemnify the Indemnified Party), the Indemnified Party shall deliver a notice of such claim to the Indemnifying Party, setting forth in reasonable detail the identity, nature and estimated amount of Losses (if reasonably determinable) related to such claim or claims, with reasonable promptness and in all events prior to the expiration of the Indemnifying Party’s indemnification obligation hereunder. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such notice or fails to notify the Indemnified Party within 20 days after delivery of such notice by the Indemnified Party whether the Indemnifying Party disputes the claim described in such notice, the Loss in the amount specified in the Indemnified Party’s notice will be conclusively deemed a Liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its Liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute for a period of at least 30 days before submission of such claim to a court pursuant to Article XI.

9.05 Limitations on Indemnification.

(a) After the Closing, the rights set forth in this Article IX shall be each party’s sole and exclusive remedies against the other parties hereto for breaches of or inaccuracies in representations and warranties or breaches of covenants contained in this Agreement and the Related Documents. Notwithstanding the foregoing, nothing herein shall (i) prevent any Indemnified Party from bringing an action based upon allegations of fraud with respect to any party in connection with this Agreement and the Related Documents or (ii) prohibit any party from seeking specific performance or injunctive relief against any other party of any covenant hereunder. In the event an action based upon allegations of fraud with respect to any party in connection with this Agreement and the Related Documents is brought, the prevailing party’s attorneys’ fees and costs shall be paid by the nonprevailing party.

(b) Any indemnification payable under this Article IX shall be, to the extent permitted by law, an adjustment to the Purchase Price.

(c) Seller will indemnify in full, defend and hold harmless Buyer Indemnified Parties against any Losses pursuant to Section 9.02(a) only if the aggregate amount of all Losses for which the Buyer Indemnified Parties would be entitled to indemnification under Section 9.02(a) exceeds $250,000 (the “Basket”), in which case Seller shall be liable to the Buyer Indemnified Parties hereby for the aggregate amount of all such Losses (and not just the Losses in excess of the Basket); provided, however, that the limitations set forth in this Section 9.05(c) shall not apply to (i) breaches of the representations and warranties contained in Sections 4.01 (Incorporation; Power and Authority), 4.02 (Execution, Delivery; Valid and Binding Agreement), 4.08 (Title to Assets) or (ii) Losses by reason of any claims brought on the basis of fraud or willful misconduct.

(d) Buyer will indemnify in full, defend and hold harmless Seller Indemnified Parties against any Losses pursuant to Section 9.03(a) only if the aggregate amount of all Losses for which the Seller Indemnified Parties would be entitled to indemnification under Section 9.03(a) exceeds the Basket, in which case Buyer shall be liable to the Seller Indemnified Parties hereby for the aggregate amount of all such Losses (and not just the Losses in excess of the Basket); provided, however, that the limitations set forth in this Section 9.05(d) shall not apply to Losses by reason of any claims brought on the basis of fraud or willful misconduct.

(e) Notwithstanding anything to the contrary contained herein, no Indemnifying Party shall be liable to or otherwise responsible to any Indemnified Party for punitive damages that arise out of or relate to this Agreement or the performance or breach thereof or any Liability excluded or assumed hereunder; provided, however, that the exclusion of punitive damages shall not apply to the extent that such damages are found by a court of competent jurisdiction to be liabilities of such Indemnified Party pursuant to any Claim which results in a Loss to such Indemnified Party.

9.06 Materiality. Notwithstanding any provision in this Agreement to the contrary, the Indemnifying Party’s obligation to indemnify the Indemnified Party in connection with a breach of any representation, warranty, covenant or other agreement included in this Agreement or any of the Closing Agreements, and the amount of Losses to be indemnified, shall be determined without regard to any “materiality” (or correlative meanings) or “Material Adverse Effect” qualifications, provisions or exceptions set forth in such representation, warranty, covenant or other agreement, each of which shall be deemed to be given for the purposes of this Article IX as though there were no such qualifications, provisions or exceptions.

Article X

MISCELLANEOUS

10.01 Press Releases and Announcements. The parties agree that Buyer may issue a press release or make any other public announcement related to this Agreement or the transactions contemplated hereby without prior written approval of Seller. Buyer agrees to consult with Seller prior to making such press release or announcement.

10.02 Confidentiality Relating to Agreement. Seller shall not disclose this Agreement or the Related Agreements without the prior written consent of Buyer, provided, however, that Seller may disclose this Agreement and the Related Agreements to its legal, accounting and tax advisors or if required by Seller pursuant to applicable laws.

10.03 Expenses. Except as otherwise expressly provided for herein, Seller and Buyer will pay all of their own expenses (including attorneys’ and accountants’ fees) incurred in connection with the negotiation of this Agreement and the Related Agreements, the performance of their respective obligations hereunder and thereunder, and the consummation of the transactions contemplated by this Agreement and the Related Agreements (whether consummated or not).

10.04 Further Assurances. On and after the Closing Date, Seller will take all appropriate action and execute any documents, instruments or conveyances of any kind that may be reasonably requested by Buyer to carry out any of the provisions of this Agreement.

10.05 Schedules. The Seller Disclosure Schedule contains a series of sections corresponding to the sections contained in this Agreement. Nothing in the Seller Disclosure Schedule is deemed adequate to disclose an exception to a representation or warranty made in this Agreement unless the Seller Disclosure Schedule identifies in the corresponding schedule the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item is not deemed adequate to disclose an exception to a representation or warranty unless the representation or warranty relates solely to the existence of the document or other item itself. The schedules in the Seller Disclosure Schedule relate only to the representations and warranties in the section and subsection of this Agreement to which they correspond and not to any other representation or warranty in this Agreement.

10.06 Amendment and Waiver. This Agreement may not be amended, a provision of this Agreement or any default, misrepresentation or breach of warranty or agreement under this Agreement may not be waived, and a consent may not be rendered, except in a writing executed by the party against which such action is sought to be enforced. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. In addition, no course of dealing between or among any party will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any party under or by reason of this Agreement. The rights and remedies of the parties to this Agreement are cumulative and not alternative.

10.07 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered (with written confirmation of receipt), when received if sent by a nationally recognized overnight courier service (receipt requested), five (5) business days after being mailed by first class U.S. mail, return receipt requested, or when receipt is acknowledged by an affirmative act of the party receiving notice, if sent by facsimile, telecopy or other electronic transmission device (provided that such an acknowledgement does not include an acknowledgement generated automatically by a facsimile or telecopy machine or other electronic transmission device). Notices, demands and communications to Buyer and Seller will, unless another address is specified in writing, be sent to the address indicated below:

Notices to Buyer:	with a copy to:
Vascular Solutions, Inc. 6464 Sycamore Court Minneapolis, Minnesota 55441 Attention: Chief Executive Officer Facsimile No: (763) 656-4250	Dorsey & Whitney LLP 50 South Sixth Street, Suite 1500 Minneapolis, Minnesota 55402 Attention: Timothy S. Hearn, Esq. Facsimile: (612) 340-2868
Notices to Seller:	with a copy to:
Escalon Medical Corp. 435 Devon Park Drive, Bldg. 100 Wayne, Pennsylvania 19087 Attention: Chief Executive Officer Facsimile No: (610) 688-3641	Duane Morris, LLP 30 South 17th Street Philadelphia, PA 19103 Attention: Kathleen M. Shay, Esq. Facsimile: 215 689-4382

10.08 Binding Effect; Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party hereto, other than to an affiliate of Buyer, without the prior written consent of the other parties hereto.

10.09 Severability. Subject to Section 6.04(d), whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.10 Complete Agreement. This Agreement, the Related Agreements, the Exhibits and Schedules hereto and thereto, the Seller Disclosure Schedule and the other documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

10.11 Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument. A facsimile signature will be considered an original signature.

10.12 Governing law. The internal law, without regard to conflicts of laws principles, of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

10.13 Jurisdiction. Each of the parties submits to the exclusive jurisdiction of any state or federal court sitting in Wilmington, Delaware, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect to any such action or proceeding. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum.

10.14 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11.14.

10.15 Specific Performance. Each of the parties acknowledges and agrees that the subject matter of this Agreement, including the business, assets and properties of Seller relating to the Business, is unique, that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that the remedies at law would not be adequate to compensate such other parties not in default or in breach. Accordingly, each of the parties agrees that the other parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in addition to any other remedy to which they may be entitled, at law or in equity (without any requirement that Buyer provide any bond or other security). The parties waive any defense that a remedy at law is adequate and any requirement to post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the day and year first above written.

VASCULAR SOLUTIONS, INC.

      /s/ James Hennen

By: James Hennen, Chief Financial Officer

ESCALON VASCULAR IP HOLDINGS, INC.

      /s/ Richard J. DePiano, Jr.

By: Richard J. DePiano, Jr., Esquire
Its: VP & General Counsel